Exhibit (a) (1) (D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Magnetek, Inc.

at

$50.00 Net Per Share

by

Megatron Acquisition Corp.

a wholly owned subsidiary of

Columbus McKinnon Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, SEPTEMBER 1, 2015, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Banks, Trust Companies and other Nominees:	August 5, 2015

We have been engaged by (i) Megatron Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Columbus McKinnon Corporation, a New York corporation (“CMCO”), and (ii) CMCO to act as information agent in connection with the offer to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Magnetek, Inc., a Delaware corporation (“Magnetek”), at a purchase price of $50.00 per Share, net to the seller in cash, without interest, subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 5, 2015 (the “Offer to Purchase”), and in the related Letter of Transmittal for Shares (which, together with the Offer to Purchase and Letter of Transmittal for Employee Restricted Shares and any amendments or supplements thereto, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1.	Offer to Purchase dated August 5, 2015;

2.	Letter of Transmittal for Shares to be used by shareholders of Magnetek in accepting the Offer (manually signed facsimile copies of the Letter of Transmittal for Shares may also be used);

3.	The Letter to Shareholders of Magnetek from the Chief Executive Officer of Magnetek accompanied by Magnetek’s Solicitation/Recommendation Statement on Schedule 14D-9; and

4.	A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining the clients’ instructions with regard to the Offer.

There is no financing condition to the Offer. The Offer, and the obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer, is conditioned on there being validly tendered (and not properly withdrawn) prior to the expiration of the Offer that number of Shares that, together with the number of Shares (if any) then owned by CMCO and the Purchaser, equals at least a majority of all then outstanding Shares entitled to vote. The Offer is also subject to the satisfaction of certain other conditions described in this Offer to Purchase, including, among other conditions, (i) the termination or expiration of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and (ii) that the Merger Agreement has not been terminated in accordance with its terms. See Section 14—“Conditions of the Offer” of the Offer to Purchase.

We request that you contact your clients promptly. Please note that the Offer and any withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, September 1, 2015, unless extended.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the depositary of (i) Share certificates (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase)), (ii) a properly completed and duly executed Letter of Transmittal for Shares (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal for Shares) and (iii) any other documents required by the Letter of Transmittal for Shares. Accordingly, tendering shareholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the depositary. Under no circumstances will interest be paid on the purchase price, regardless of any extension of the Offer or any delay in making payment.

Neither the Purchaser nor CMCO will pay any fees or commissions to any broker or dealer or other person (other than the depositary and the information agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares in the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

Questions may be directed to us as information agent at our address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

Very truly yours,

MacKenzie Partners, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, CMCO, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL FOR SHARES.